EXHIBIT 99.1

PREMIERWEST BANK TO CONSOLIDATE BRANCH NETWORK

Medford, OR – January 12, 2012

PremierWest Bank has announced that it will consolidate 11 branches into existing nearby branches by the end of April, 2012. The decision to consolidate these branches and the projected reduction in expenses follows an extensive branch network analysis with a focus on reducing expenses, improving efficiency, and positively impacting the overall value of the company. These branches represent less than 10% of total bank wide deposits. Branch consolidation is projected to result in expense savings of approximately $1.9 million annually beginning in the second quarter of 2012. First quarter 2012 reduction of pretax income as a result of consolidation expense is expected to be approximately $790 thousand.

Jim Ford, President and CEO of PremierWest Bank, stated: “This is an extremely difficult decision, because it affects our employees and in some cases communities already hard-hit by the extended period of economic weakness. We certainly will continue, as we always have, to put people first and act with compassion toward our employees and the affected communities.”

The branches to be consolidated are as follows: In Oregon: Drain, Glide, Shady Cove, Running Y in Klamath Falls, and Airport Rd. in Medford. In California: Weed, Dunsmuir, Dorris, Tulelake, McCloud, and Bechelli Ln. in Redding. All affected customers will receive the necessary communication to be able to access their accounts throughout this transition. The accounts and services in each of these branches will be transferred to a nearby branch, minimizing the impact on customers.

Ford continued: “ Nationally, branch banking locations have declined every year since 2008 due to three trends which cannot be ignored: 1) the rapid increase in popularity of internet, mobile, and remote banking options 2) the weakness in the economy and 3) increased government regulation affecting the costs of operating community banks. These factors led to pressure on profitability, particularly for community banks operating numerous small, neighborhood branches. PremierWest has made every effort to continue to operate each of our locations, but in some cases branch consolidation is the only viable option. We expect to retain a sizable percentage of our customers through service at our nearby branches. And in response to customer preferences, PremierWest has made significant investments in improving our online, electronic, and mobile services.We plan continued upgrades and new electronic services throughout 2012, further enabling continued service to our customers in the affected areas.”

As a result of consolidation, some key measurements of the bank’s financial health will improve such as average deposits by branch, which are expected to improve by 40%, a reduction in core expenses, and an anticipated improvement in key capital ratios.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Statements in this Current Report on Form 8-K and the Exhibit attached hereto constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and include statements about reducing operating expenses, realizing savings, future charges related to consolidations, employee transition, customer retention, improved leverage ratio and average deposits by branch, the bank’s financial condition and the timing of branch closures. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. There can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include customer willingness to transition business to different branches, the risk of higher than expected consolidation expense and the inability to realize savings, as well as those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and other filings made with the SEC.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.